INVESTMENT ADVISORY AGREEMENT

BETWEEN

INVESTMENT SERVICES FOR EDUCATION ASSOCIATIONS
TRUST

AND

CADRE FINANCIAL SERVICES, INC.

Dated as of July 1, 1997

TABLE OF CONTENTS



Recitals	1


ARTICLE I
DELIVERY OF DOCUMENTS

Section 1.01  Documents Delivered	1


ARTICLE II
APPOINTMENT, DUTIES AND
COMPENSATION AS ADVISER

Section 2.01	Appointment as Adviser	2
Section 2.02	Services and Duties as Adviser	3
Section 2.03	Compensation as Adviser	3


ARTICLE III
LIMITATIONS OF LIABILITY

Section 3.01	Adviser s Liability Limitation	4
Section 3.02	Fund s Liability Limitation	4


ARTICLE IV
DURATION AND TERMINATION

Section 4.01	Term of Agreement	4


ARTICLE V
CONSULTATION AND RELIANCE

Section 5.01	Consultation with Counsel	6
Section 5.02	Reliance on Certificates	6





ARTICLE VI
MISCELLANEOUS


Section 6.01	Certain Relationships	6
Section 6.02	Certain Restrictions	7
Section 6.03	Third Parties	7
Section 6.04	Amendments	8
Section 6.05	Captions	8
Section 6.06 	Severability	8
Section 6.07	Binding Effect	8
Section 6.08	Notices	9
Section 6.09	Entire Agreement	9
Section 6.10	Applicable Law	9
Section 6.11	Enforcement and Waiver	10
Section 6.12	Authorization	10
Section 6.13	Counterparts	10
Section 6.14	Books and Records	10
Section 6.15 Effectiveness

Execution	11



	INVESTMENT SERVICES FOR EDUCATION ASSOCIATIONS
TRUST

INVESTMENT ADVISORY AGREEMENT

This Agreement, made as of the 1st day of July, 1997, by and between Investment Services for Education Associations Trust, a Delaware business trust (the Fund ), and Cadre Financial Services Inc., a New York corporation ( Cadre or the Adviser ).
WHEREAS, The Fund desires to avail itself of the experience, resources, advice and assistance of Cadre and to have Cadre undertake the duties and responsibilities as investment adviser hereinafter set forth, on behalf and subject to the supervision of the Board of Trustees of the Fund, as provided herein; and WHEREAS, Cadre is willing to undertake to render such investment advisory services, subject to the supervision of the Board of Trustees, on the terms and conditions hereinafter set forth;
NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.  DELIVERY OF DOCUMENTS
Section 1.01. Documents Delivered. Except as herein otherwise provided, the Fund has delivered, or will cause to be delivered, to Cadre properly certified or authenticated copies of each of the following documents and will deliver to it all future amendments and supplements thereto, if any:
(a)Amended and Restated Agreement of Trust of the Fund dated as of December 11, 1996, (such document, as presently in effect and as the same may be amended from time to time, is herein called the
 Declaration of Trust );
(b)By-laws of the Fund (such By-laws, as presently in effect and as amended from time to time, are herein called the By-Laws );
(c)Certified resolutions of the Board of Trustees of the Fund authorizing the appointment of Cadre as the Investment Adviser of the Fund and approving the form of this Agreement;
(d)Prospectus of the Fund (such Prospectus in its present form and as the same may be amended or supplemented from time to time, is herein called the Prospectus );
(e)Certified copy of the Administration Agreement, dated as of July 1, 1997, between the Fund and Cadre Financial Services, Inc.; and
(f)A certificate of the Secretary of the Fund setting forth the names and specimen signatures of the individuals authorized at the time of delivery of such certificate to act on behalf of the Fund in connection with matters arising hereunder.

	ARTICLE II.  APPOINTMENT, DUTIES AND
COMPENSATION AS ADVISER
Section 2.01.  Appointment as Adviser.  The Fund hereby appoints
Cadre as the Adviser of the Fund on the terms and for the period set forth in this Agreement, and Cadre hereby accepts such appointment and agrees to perform the services and duties set forth in Section 2.02 hereof for the compensation provided in Section 2.03 hereof.

Section 2.02.  Services and Duties as Adviser.
(a)The Adviser agrees, as more fully set forth herein, to act as the investment adviser to the Fund with respect to the investment of its assets. Subject to the direction and control of the Board of Trustees of the Fund, the Adviser: (i) shall provide a continuous investment program for the Fund, including investment research and management with respect to all securities, investments, instruments and cash equivalents (collectively investment instruments ) in the Fund; (ii) shall determine what investment instruments shall be purchased, retained or sold by the Fund; and (iii) shall arrange for the purchase and the sale of investment instruments held in the portfolio of the Fund.
(b)In performing its duties hereunder, the Adviser shall act in conformity with the Declaration of Trust, the By-Laws and the Prospectus of the Fund and with the instructions, guidelines, procedures and directions of the Board of Trustees and shall conform to, and comply with, all applicable federal and state laws and regulations.
Section 2.03. Compensation as Adviser. For the services to be rendered and the duties to be assumed by the Adviser pursuant to this Agreement, the Fund will pay to the Adviser, and the Adviser agrees to accept, as full compensation therefor, an annual investment advisory fee computed daily and payable monthly and computed at annual rate of 15 basis points (0.15%) of the Fund s average daily net assets.
ARTICLE III.  LIMITATIONS OF LIABILITY
Section 3.01 Adviser s Liability Limitation. The Adviser shall not be liable for any error in judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties under this Agreement or for its reckless disregard of its obligations and duties under this Agreement or for its willful or negligent failure to take reasonable measures to restrict investments of the fund property to those permitted by the Fund investment policy, provided, however, that this Section 3.01 shall not limit the Adviser s liability to the Fund with respect to any breaches by it of this Agreement.
Section 3.02. Fund s Liability Limitation. Reference is hereby made to the Declaration of Trust which contains certain provisions limiting the liability of the Board of Trustees, Shareholders, officers, employees and agents of the Trust. The obligations of the Fund created hereunder are not personally binding upon, nor shall resort be had to the property of, any of the Board of Trustees, Shareholders, officers, employees or agents of the Fund, and only that portion of the Fund property necessary to satisfy the obligations of the Fund arising hereunder shall be bound or affected by the operation of this Agreement.

ARTICLE IV.  DURATION AND TERMINATION
Section 4.01. Term of Agreement.  Unless sooner terminated as provided herein, this Agreement wil continue in effect until June 30, 1999. Thereafter, if not terminated, this Agreement shall continue in effect for successive annual periods, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Fund s Board of Trustees who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the
Fund s Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund. Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by the Fund (by vote of the Fund s Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund), or by the Adviser, on 60 days written notice. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms majority of the outstanding voting securities,
 interested persons  and  assignment   will have the same meaning as
the meaning of such terms in the Investment Company Act of 1940).

ARTICLE V.  CONSULTATION AND RELIANCE
Section 5.01. Consultation with Counsel. The Adviser may consult with reputable and experienced legal counsel (who may be counsel to the Fund) concerning any question that may arise with reference to its duties under this Agreement, and the opinion of such counsel shall be full and complete protection in respect of any action taken or omitted by the Adviser in good faith and in accordance with such opinion provided such action meets the standards in Section 3.01.
Section 5.02. Reliance on Certificates. The Adviser shall not be liable and subject to Section 3.01 shall be fully protected in relying upon any notice, instrument, direction or other communication that the Adviser reasonably believes (based on the most recent certificate of the Secretary of the Fund that has been received by the Adviser pursuant to paragraph (f) of Section 1.01 hereof) to have been given by an individual who is authorized to act on behalf of the Fund. The Fund agrees that it will supply the Adviser with certificates of the type described in paragraph (f) of Section 1.01 hereof from time to time as necessary to keep the information contained therein current, unless an employee or an affiliate of the Adviser is a trustee or an officer of the Fund in which case such certificates shall not be required by this Agreement.

ARTICLE VI.  MISCELLANEOUS
Section 6.01. Certain Relationships. Nothing in this Agreement shall prevent the Adviser or any officer, director or employee thereof from acting as investment adviser or manager for any other person, firm, corporation or entity and shall not in any way limit or restrict the Adviser or any of its directors, officers, partners or employees or any of its affiliates directors, officers, partners or employees from buying, selling or trading any investment instruments for its or their own accounts or the accounts of others (including without limitation other Funds) for whom it or they may be acting; provided, however, that the Adviser expressly represents that it will undertake no activities which in its judgment, will materially adversely affect the performance of its obligations to the Fund under this Agreement. Directors, officers, partners, employees and agents of the Advisor or of affiliated persons of the Adviser may serve as officers, employees or agents of the Fund.
Section 6.02.  Certain Restrictions.
	(a) Anything in this Agreement to the contrary notwithstanding, the Adviser shall refrain from any action which would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Fund or its Shareholders or which would not be permitted by the Fund s Prospectus, Declaration of Trust or By-Laws or by guidelines, procedures, or other directions of the Fund s Board of Trustees.
	(b) Without limiting the generality of the foregoing paragraph, the Adviser shall not recommend, or arrange for, the purchase by the Fund of any investment instrument which is not a permitted purchase or the purchase or acquisition of which would constitute a violation of the investment restrictions applicable to the Fund set forth in the Prospectus.
	Section 6.03. Third Parties. When dealing with third parties on behalf of the Fund in connection with the execution of investment transactions and other matters, the Adviser shall include such recitals in written documents as may be reasonably requested by the Fund pursuant to the provisions of the Prospectus and Declaration of Trust regarding the limitation of liability of the Board of Trustees, Shareholders, officers, employees and agents of the Fund to third parties.
	Section 6.04. Amendments. This Agreement shall not be modified or amended without the consent of each party hereto, which consent must be evidenced by an instrument in writing executed by each party hereto, or by their respective successors or permitted assigns.
	Section 6.05. Captions. The captions in this Agreement are included for convenience of reference only and shall in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.
	Section 6.06.  Severability.  If any provision of this
Agreement shall be held invalid under any applicable statute or regulation or by a decision of a court of competent jurisdiction, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.
	Section 6.07. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and, subject to Section 4.01, their respective successors and permitted assigns.


	Section 6.08. Notices. Notices or consents of any kind required or permitted under this Agreement shall be in writing and shall be deemed duly delivered if delivered in person or if mailed by certified mail, return receipt requested or telegraph, postage prepaid to the appropriate party as follows:
	A.	If to the Fund:

		Dr. Don I. Tharpe
		Association of School Business Officials International
		11401 North Shore Drive,
		Reston, VA 22090

		with a copy to;
		Michael P. Malloy, Esquire
		Drinker Biddle & Reath LLP
		Philadelphia National Bank Building
		1345 Chestnut Street
		Philadelphia, PA  19107-3496


	B.	If to the Adviser:

		William M. Sullivan, Esq.
		Cadre Financial Services, Inc.
		905 Marconi Avenue
		Ronkonkoma, NY  11779-7255


or at such other address or to the attention of such other individual as shall be specified by the respective parties hereto by written notice hereunder.
	Section 6.09. Entire Agreement. This Agreement, and the documents delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof.
	Section 6.10. Applicable Law. This Agreement shall be deemed to have been executed in the State of Delaware and the substantive laws of the State of Delaware shall govern the construction of this Agreement and the rights and remedies of the respective parties hereto.
	Section 6.11. Enforcement and Waiver. Each party hereto shall have the right at all times to enforce the provisions of this Agreement in strict accordance with the terms hereof, notwithstanding any conduct or custom on the part of such party in refraining from so doing at any time or times. The failure of a party hereto at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or as having in any way or manner modified or waived the same. All rights and remedies of the respective parties hereto are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.
	Section 6.12. Authorization. This Agreement has been duly authorized, executed and delivered by the parties hereto and constitutes a legal, valid and binding obligation of such parties, enforceable in accordance with its terms. Each individual signatory hereto represents and warrants that he is duly authorized to execute this Agreement on behalf of his organization.
	Section 6.13.  Counterparts.  This Agreement may be
executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.
	Section 6.14. Books and Records. In compliance with the requirements of Rule 31a-3 of the Rules under the Investment
Company Act of 1940, the Adviser hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund s request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 the records required to be maintained by Rule 31a-1 of the Rules.

	Section 6.15. Effectiveness. This Agreement shall take effect as of the date first above written.
	IN WITNESS WHEREOF, the parties hereto have caused this Investment Advisory Agreement to be executed by their officers designated below as of the day and year first above written and confirmed the day and year written below.


Investment Services for Education Associations Trust


by:


Cadre Financial Services, Inc.




by:










PHTRANS:143183_3.WP5


PHTRANS:143183_3.WP5